UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ultralife Batteries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ULTRALIFE BATTERIES, INC.
2000 TECHNOLOGY PARKWAY
NEWARK, NEW YORK 14513

May 3, 2005

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Ultralife Batteries, Inc. on Thursday, June 9, 2005 at 10:30 A.M. at the offices of the Company, 2000 Technology Parkway, Newark, New York 14513.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. This package also contains the Company’s 2004 Annual Report to Stockholders, which consists of the Company’s annual report and Form 10-K for the year ended December 31, 2004, and which sets forth important business and financial information concerning your Company.

     We hope you will be able to attend this year’s Annual Meeting.

Very truly yours,

John D. Kavazanjian
President and Chief Executive Officer

ULTRALIFE BATTERIES, INC.
2000 TECHNOLOGY PARKWAY
NEWARK, NEW YORK 14513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2005

     Notice is hereby given that the 2005 Annual Meeting of Stockholders (the “Meeting”) of Ultralife Batteries, Inc. (the “Company”) will be held on Thursday, June 9, 2005 at 10:30 A.M. at the offices of the Company, 2000 Technology Parkway, Newark, New York 14513 for the following purposes:

     1. to elect directors for a term of one year and until their successors are duly elected and qualified;

     2. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

     3. to transact such other business as may properly come before the Meeting and any adjournments thereof.

     Only stockholders of record of Common Stock, par value $.10 per share, of the Company at the close of business on April 19, 2005 are entitled to receive notice of, and to vote at and attend the Meeting. If you do not expect to be present, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to return it promptly in the enclosed envelope. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

     The Company’s Annual Report to Stockholders for the year ending December 31, 2004, which includes the Company’s Form 10-K, is enclosed.

By Order of the Board of Directors

Ranjit C. Singh
Chairman of the Board of Directors

Dated: May 3, 2005

IMPORTANT
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO
COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
PLEASE INDICATE ON THE PROXY CARD WHETHER YOU PLAN TO ATTEND THE MEETING.

ULTRALIFE BATTERIES, INC.
2000 TECHNOLOGY PARKWAY
NEWARK, NEW YORK 14513
(315) 332-7100

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Ultralife Batteries, Inc. (the “Company”) for use at the 2005 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, June 9, 2005, at 10:30 A.M. and at any adjournments thereof. The Meeting will be held at the offices of the Company, 2000 Technology Parkway, Newark, New York 14513.

     The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders of the Company is May 3, 2005.

     When a proxy is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder’s directions. If the proxy is signed and returned without choices having been specified, the shares will be voted FOR the election of each director-nominee named herein, and FOR the other proposal identified herein. If for any reason any of the nominees for election as directors shall become unavailable for election, discretionary authority may be exercised by the proxies to vote for substitute nominees proposed by the Board of Directors of the Company. A stockholder has the right to revoke a previously granted proxy at any time before it is voted by filing with the Secretary of the Company a written notice of revocation, or a duly executed later-dated proxy, or by requesting return of the proxy at the Meeting and voting in person.

     Only stockholders of record at the close of business on April 19, 2005 are entitled to notice of, and to vote at, the Meeting. As of April 19, 2005, there were 14,419,612 shares of the Company’s Common Stock, par value $.10 per share (“Common Stock”), issued and outstanding, each entitled to one vote per share at the Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business.

     Pursuant to the provisions of the Delaware General Corporation Law, directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote at the Meeting. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Similarly, any broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others in the absence of instructions from the beneficial owner) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted for quorum purposes. The affirmative vote of holders of a majority of the shares of Common Stock represented at the Meeting and voting on the proposal to ratify the selection of the Company’s independent registered public accounting firm is required for approval of that proposal. Accordingly, abstentions and any broker non-votes, since they are not considered to be votes cast, would have no effect on the outcome of this proposal, although they would be counted for quorum purposes.

     The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telefax or similar transmission. The Company will reimburse record holders for expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

     Effective December 31, 2002, the Company changed its fiscal year-end from June 30 to December 31. The calendar year periods ended December 31, 2003 and 2004 are referred to as “2003” and “2004”, respectively. The six month period ended December 31, 2002 for which certain information is presented in this Proxy Statement is referred to as the “Transition Period.” Full 12-month fiscal periods that ended June 30 prior to the Transition Period are referred to as “Fiscal” years. For instance, the year ended June 30, 2002 is referred to as Fiscal 2002.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Board of Directors currently has seven directors, all of whom are running for re-election for a one year period. Each director shall serve until the next annual meeting of stockholders and until the successors of such directors shall have been elected and qualified. The names of, and certain information with respect to, the persons nominated for election as directors are presented on the following pages.

Name	Age	Present Principal Occupation and Employment History
Ranjit C. Singh	52	Mr. Singh has been a director of the Company since August 2000 and Chairman of the Board of Directors since December 2001. Since February 2003, he has served as President and Chief Executive Officer of TechBooks Inc., a content solutions and services company located in Fairfax Va. Prior to that, he was President and Chief Operating Officer of ContentGuard, a spin-off of Xerox Corporation that is jointly owned with Microsoft. ContentGuard develops and markets digital property rights software. Before joining ContentGuard earlier in 2000, Mr. Singh worked for Xerox as a corporate Senior Vice President in charge of document software and solutions businesses. Mr. Singh joined Xerox in 1997, having come from Citibank where he was Vice President of Global Distributed Computing. Prior to that, he was a principal at two start-up companies and also held executive positions at Data General and Digital Equipment Corporation. Mr. Singh also serves on the Board of Directors of Authentidate Holding Corp.

Name	Age	Present Principal Occupation and Employment History
Patricia C. Barron	63	Ms. Barron has been a director of the Company since September 2000. Ms. Barron is a corporate and non-profit director. In addition to the Company’s Board, she is a director on the Boards of Aramark Corporation, Quaker Chemical Corporation, Teleflex Incorporated and United Services Automobile Association, an insurance mutual corporation. She serves on a number of non-profit organizations, with a focus on education and health. Ms. Barron had a 28-year career in business. She was an associate at McKinsey and Company and then moved to Xerox Corporation where she became a corporate officer and held the positions of Chief Information Officer, President, Office Products Division, and President, Xerox Engineering Systems. She was also a Clinical Associate Professor at Stern Business School, New York University, where she focused on issues of corporate governance and leadership.

Anthony J. Cavanna	65	Mr. Cavanna has been a director of the Company since December 2003. He was the Chief Financial Officer and is a director of Trex Company, Inc., the nation’s largest manufacturer of alternative decking products. Before forming Trex in 1996 by leading a management buyout from Mobil Chemical Company, Mr. Cavanna spent 33 years in a variety of positions with Mobil, including Group Vice President, Vice President-Planning and Finance, Vice President of Mobil Chemical and General Manager of its Films Division Worldwide, President and General Manager of Mobil Plastics Europe and Vice President-Planning and Supply of the Films Division.

Daniel W. Christman	61	Mr. Christman was appointed to the Board of Directors in August of 2001. He is currently the Senior Vice President of the U.S. Chamber of Commerce for International Affairs in Washington, D.C. A career military officer, Mr. Christman served for 36 years in the U.S. Army, retiring as a lieutenant general in 2001. His final military assignment was Superintendent of the U.S. Military Academy at West Point, New York from June 1996 until July 2001. He currently serves as a director of United Services Automobile Association and Mykrolis Corporation, a semi conductor equipment manufacturer.

Name	Age	Present Principal Occupation and Employment History
Paula H. J. Cholmondeley	58	Ms. Cholmondeley has been a director of the Company since June 2004. She is currently the Chief Executive Officer of the Sorrel Group, a management consulting company. Most recently she served as General Manager of the Specialty Products division of Sappi Fine Paper. Previously, Ms. Cholmondeley held several leadership roles at Owens-Corning including Vice President of Business Development & Global Sourcing, General Manager of the residential insulation division and President of the Miraflex division. At The Faxon Company, a provider of computer-based library subscription services, she served as Vice President & General Manager of the International Division. At Westinghouse Elevator, Ms. Cholmondeley held several management positions, including Vice President of Strategic Planning, and Manager of Latin American Operations & International Business Development. Ms. Cholmondeley, who is a CPA, has extensive finance experience including CFO of Blue Cross Blue Shield of Greater Philadelphia, CFO of ad agency Zebra Associates and interim CFO of Owens-Corning. She also currently serves on the Board of Directors of Dentsply International, Inc., Minerals Technology Inc., Albany International Corp., Terex Corporation and Gartmore Capital, a mutual fund.

John D. Kavazanjian	54	Mr. Kavazanjian was elected as the Company’s President and Chief Executive Officer effective July 12, 1999 and as a director on August 25, 1999. Prior to joining the Company, Mr. Kavazanjian worked for Xerox Corporation from 1994 in several capacities, most recently as Corporate Vice President, Chief Technology Officer, Document Services Group. From 1992 until 1994 he was the Senior Vice President, Operations for Kendal Square Research Corporation, a high performance computer manufacturer. From 1991 to 1992 he was the Chief Operating Officer for Network Computing, Inc. From 1982 to 1990 he worked for Data General Corporation, most recently as Vice President, PC/Peripheral Business Unit. Mr. Kavazanjian also serves on the Board of Directors of ViaHealth of Wayne Foundation.

Carl H. Rosner	75	Mr. Rosner, a director of the Company since January 1992, is currently Chairman, President and Chief Executive Officer of CardioMag Imaging, Inc. and the former Chairman of Intermagnetics General Corporation (“IGC”). Mr. Rosner, the principal founder of IGC, was Chairman of IGC since its formation until his retirement in 2002, and was President and Chief Executive Officer until May 31, 1999. He is currently Chairman-Emeritus of IGC.

     The Board of Directors has unanimously approved the above-named nominees for directors. The Board of Directors recommends a vote FOR all of these nominees.

CORPORATE GOVERNANCE

General

     Pursuant to the General Corporation Law of the State of Delaware, the state under which the Company was organized, and the Company’s By-laws, the Company’s business, property and affairs are managed by or under the direction of our Board of Directors. Members of the Board of Directors are kept informed of Company business through discussions with the Company’s Chief Executive Officer and other corporate officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board of Directors has four standing committees: an Executive Committee, an Audit and Finance Committee, a Governance Committee and a Compensation and Management Committee. During 2004, the Board of Directors held five meetings and the standing committees of the Board of Directors held a total of 18 meetings.

     Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which such person has been a director); and (2) the total number of meetings held by all committees of the Board on which such member served.

     The Board of Directors has adopted a charter for each of the four standing committees that addresses the composition and function of each committee and has also adopted corporate governance principles that address the composition and function of the Board of Directors. These charters and corporate governance principles are available on the Company’s website at www.ultralifebatteries.com under the heading “Investor Relations”, and the Audit and Finance Committee Charter, which was amended on April 26, 2005, is also included as Appendix A to this Proxy Statement.

     The Board of Directors has determined that all of the directors who serve on these committees (other than Mr. Kavazanjian who sits on the Executive Committee) are “independent” for purposes of the Nasdaq corporate governance listing standards, and that the members of the Audit and Finance Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors based these determinations primarily on a review of the responses of the directors to questions regarding employment, compensation history, affiliations and family and other relationships, and on follow-up discussions.

Committees of the Board

   Executive Committee

     The current members of the Executive Committee are Ranjit C. Singh (Chair), Patricia C. Barron, Anthony J. Cavanna, Daniel W. Christman and John D. Kavazanjian. Carl Rosner was a member of the Executive Committee during 2004 until the composition of that committee was changed at the annual Board meeting. Joseph C. Abeles, a former director who did not stand for re-election at our 2004 Annual Meeting of Stockholders, was a member of our Executive Committee when he was on our Board. This committee is responsible for overseeing such matters as the Board of Directors determines from time to time and takes action in between regularly scheduled meetings of our Board of Directors when it is infeasible to convene the entire Board. The Executive Committee did not meet during 2004.

   Audit and Finance Committee

     The current members of the Audit and Finance Committee are Anthony J. Cavanna (Chair), Paula H. J. Cholmondeley, Carl H. Rosner and Ranjit C. Singh. Joseph C. Abeles, a former director who did not stand for re-election at our 2004 Annual Meeting of Stockholders, was a member of our Audit and Finance Committee when he was on our Board. This committee selects the Company’s independent registered public accounting firm and has oversight responsibility for reviewing the scope and results of the independent registered public accounting firm’s annual examination of the Company’s financial statements and the quality and integrity of those financial statements, the qualifications and independence of the independent registered public accounting firm, meeting with the Company’s financial management and the independent registered public accounting firm to review matters relating to internal accounting controls, the Company’s accounting practices and procedures and other matters relating to the financial condition of the Company. The Audit and Finance Committee met nine times during 2004.

     The Board of Directors has determined that each of the members of the Audit and Finance Committee is “financially literate” in accordance with Nasdaq corporate governance listing standards. In addition, the Board of Directors has determined that Mr. Cavanna qualifies as an “Audit Committee Financial Expert” as defined in Item 401(h) of Regulation S-K.

   Governance Committee

     The members of the Governance Committee are currently Patricia C. Barron (Chair), Paula H. J. Cholmondeley and Daniel W. Christman. Ranjit C. Singh was a member of the Governance Committee during 2004 until the composition of that committee was changed at the annual Board meeting. This committee reviews the performance of the Company’s directors, makes recommendations to the Board of Directors for membership and committee assignments and manages the annual evaluation of the performance of the Company’s Chief Executive Officer. The Governance Committee met five times during 2004.

   Compensation and Management Committee

     The current members of the Compensation and Management Committee are Daniel W. Christman (Chair), Patricia C. Barron and Anthony J. Cavanna. Joseph C. Abeles, a former director who did not stand for re-election at our 2004 Annual Meeting of Stockholders, was a member of our Compensation and Management Committee when he was on our Board. The Compensation and Management Committee has general responsibility for recommending to the Board of Directors remuneration for the Chairman and determining the remuneration of other officers elected by the Board of Directors, granting stock options and otherwise administering the Company’s stock option plans, and approving and administering any other compensation plans or agreements. Our 2004 Long-Term Incentive Plan is administered by the Compensation and Management Committee. The Compensation and Management Committee met four times during 2004.

Stockholder Recommendations for Director Nominations

     As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to the Board of Directors, including nominations submitted by stockholders. Such recommendations should be sent to the Company, to the attention of the Corporate Secretary, Ultralife Batteries, Inc., 2000 Technology Parkway, Newark, New York 14513. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director of the Company, if elected. The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation.

     Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of the Board of Directors. In evaluating a candidate, the Board, with the assistance of the Governance Committee, takes into account a variety of factors as described in the Company’s Corporate Governance Principles.

Annual Meeting Attendance

     The Company’s policy is that all of the directors, absent special circumstances, should attend the Company’s Annual Meeting of Stockholders. A regular annual meeting of the Board of Directors is typically scheduled in conjunction with the Annual Meeting of Stockholders. All directors, other than Ms. Cholmondeley who was elected at that meeting, attended last year’s Annual Meeting of Stockholders.

Executive Sessions

     Our Corporate Governance Principles require our Board of Directors to meet in executive session regularly by requiring our independent directors to have at least four regularly-scheduled meetings per year without any management present. Our Board of Directors met in executive session five times during 2004.

Communicating with the Board of Directors

     Stockholders interested in communicating directly with the Board of Directors as a group may do so in writing to the Company’s Corporate Secretary, Ultralife Batteries, Inc., 2000 Technology Parkway, Newark, New York 14513. The Corporate Secretary will review all such correspondence and forward to the Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit and Finance Committee and handled in accordance with the procedures established by the Audit and Finance Committee with respect to such matters.

Code of Ethics

     The Company has a Code of Ethics applicable to all employees, including the Chief Executive Officer and the Chief Financial Officer, and, to the extent it applies to their activities, all members of the Board of Directors. Our Code of Ethics incorporates the elements of a code of ethics specified in Item 406 of Regulation S-K and also complies with Nasdaq requirements for a code of conduct. Stockholders can find a link to this Code of Ethics on the Company’s website at www.ultralifebatteries.com under the heading “Investor Relations”. The Company intends to post amendments to or waivers (express or implied) from the Code of Ethics (to the extent applicable to the Chief Executive Officer or Chief Financial Officer) at the same location on the Company’s website as the Code of Ethics.

DIRECTORS’ COMPENSATION

     In 2003, the Company retained The Carter Group to perform a comparative analysis of the compensation of the Company’s Board of Directors. The Carter Group compared total compensation, cash and equity-based, received by the Company’s directors with that received by directors of companies with similar profiles based on products and markets. That analysis concluded that our Company’s directors were undercompensated on a comparative basis and that an increase in their cash and equity compensation was warranted. Taking into account the recommendations of The Carter Group, the Board of Directors increased cash compensation for 2004 as more specifically set forth below and chose not to increase equity compensation.

Directors’ Cash Compensation

     During 2003, each non-employee director received a $2,000 quarterly retainer, and the Chairman of the Board received a $3,750 quarterly retainer. Each non-employee director also received $750 for each Board meeting attended; subject, however, to the provision that the meeting compensation was reduced by 50% if the director participated by conference call. In addition, each committee member received $500 for each committee meeting attended, whether in person or by conference call, and each committee chair, other than Mr. Kavazanjian, received an annual retainer of $2,500. For Board and committee service during 2003, the Company paid its directors an aggregate $86,000.

     Pursuant to changes in director compensation that became effective January 1, 2004, each non-employee director received during 2004 a $3,000 quarterly retainer, and the Chairman of the Board received a $5,000 quarterly retainer. Each non-employee director also received $1,000 for each Board meeting attended; subject, however, to the provision that the meeting compensation was reduced by 50% if the director participated by conference call. Each non-employee director also received $750 for each committee meeting attended, whether in person or by conference call. The Chairman of the Audit and Finance Committee received a $1,250 quarterly retainer, and the Chairmen of the Governance and Compensation and Management Committees each received a $625 quarterly retainer. For Board and committee service during 2004, the Company paid its directors an aggregate $158,000.

Directors’ Options

     In addition, during 2004, each incumbent non-employee director received options at the end of each calendar quarter to purchase an aggregate 3,000 shares of Common Stock. The Chairman of our Board of Directors received an additional 2,000 share option at the end of each calendar quarter. All options vest immediately and have a term of seven years from the date of grant and were granted at an exercise price equal to the closing price of the Common Stock on the date of grant. In accordance with a policy adopted in December 2003, upon their appointment or election, newly appointed or elected directors receive an option for twice the number of shares subject to the normal quarterly option grant and thereafter receive their normal quarterly option grants. Options for an aggregate 20,000 shares were granted on March 31, 2004 at an exercise price of $21.28 per share, an option for 6,000 shares was granted to a new director on June 10, 2004 at an exercise price of $18.64 per share, options for an aggregate 17,000 shares were granted on June 30, 2004 at an exercise price of $19.36 per share, options for an aggregate 20,000 shares were granted on September 30, 2004 at an exercise price of $10.17 per share, and options for an aggregate 20,000 shares were granted on December 31, 2004 at an exercise price of $19.45 per share.

EXECUTIVE OFFICERS

     The names of, and certain information with respect to, the Company’s executive officers who are not director nominees are presented on the following pages.

Name	Age	Present Principal Occupation and Employment History
Julius M. Cirin	51	Mr. Cirin, a battery industry veteran, has served as Vice President of Product and Industry Marketing since March 2002, having served as Vice President of Corporate Marketing prior to that. Prior to joining the Company at its founding in March 1991 as Director of Marketing, Mr. Cirin served as Quality Assurance Manager for Eastman Kodak Company in the Ultra Technologies Division from 1986 to 1989. From 1979 to 1986, Mr. Cirin worked at Duracell USA in several product and process engineering and quality management positions. Mr. Cirin has a B.S. in Marketing Management from St. John Fisher College.

Peter F. Comerford	47	Mr. Comerford was named Vice President of Administration and General Counsel on July 1, 1999 and was elected Secretary of the Company in December 2000. He joined the Company in May 1997 as Senior Corporate Counsel and was appointed Director of Administration and General Counsel in December of that year. Prior to joining the Company, Mr. Comerford was a practicing attorney for approximately 14 years having worked primarily in municipal law departments including the City of Niagara Falls, New York where he served as the Corporation Counsel. Mr. Comerford has a B.A. from the State University of New York at Buffalo, an MBA from Canisius College and a J.D. from the University of San Diego School of Law.

Robert W. Fishback	49	Mr. Fishback joined the Company in December 1998 as Corporate Controller. He became Vice President of Finance and Chief Financial Officer in October 1999 and was appointed Treasurer of the Company in December 2002. Prior to joining the Company, Mr. Fishback served as Controller-Shared Services for ITT Industries, a diversified manufacturing company, from 1997 to 1998. From 1995 to 1997, he was Director-Corporate Accounting for Goulds Pumps Inc., a manufacturer of industrial and commercial pumps. From 1983 to 1995, Mr. Fishback served in various managerial capacities in finance and operations with Frontier Corporation, a provider of local and long-distance telecommunications services. He is a CPA and has an MBA in finance from the State University of New York at Buffalo. His undergraduate degree in accounting is from Grove City College.

Name	Age	Present Principal Occupation and Employment History
Patrick R. Hanna, Jr.	56	Mr. Hanna has served as Vice President of Corporate Business Strategy since December 2001. He joined the Company in February 2000 as Director of Strategic Planning after a 23-year career with Xerox Corporation. Mr. Hanna served in many capacities in the areas of strategic and business planning development, most recently as the Strategic Planning Manager of the Xerox Internet and Software Services organization. Mr. Hanna has a B.S. in electrical engineering from Howard University and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.

Nancy C. Naigle	57	Ms. Naigle, currently Vice President of Sales and Marketing, joined the Company as Vice President of Worldwide Sales in January 2001 after a 20 year career with Xerox Corporation where she held multiple sales and general management positions, most recently as Vice President and General Manager of the Software Solutions Business Group. Ms. Naigle has an MA in English and Computer Science and a B.A. in English and Mathematics from the University of Texas in Arlington, and an MBA from the University of Dallas.

William A. Schmitz	42	Mr. Schmitz, currently Chief Operating Officer, joined the Company in December 1999 as Vice President, Manufacturing, Primary Batteries, and became Vice President and General Manager, Primary Batteries in 2001 and Chief Operating Officer in 2002. Before this, Mr. Schmitz worked for Bausch & Lomb from 1985 to 1999 in several positions, most recently as Director, New Product Development in the Eyewear Division from 1995 to 1999. Mr. Schmitz has an M.S. in Operations Management from the University of Rochester and a B.S. in Mechanical Engineering from the Rochester Institute of Technology.

Philip M. Meek	44	Mr. Meek has served as Vice President of Manufacturing since January 2002. He joined the Company in August 1998 as Production Manager, and in September 1999 became Director of Primary Battery Manufacturing. Prior to this, Mr. Meek worked for Duracell USA from 1989 to 1998 where he held several manufacturing management positions at Duracell’s largest alkaline battery manufacturing facility. Mr. Meek has a B.S. from Indiana University of Pennsylvania.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of shares of the Company’s Common Stock as of April 19, 2005 by each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, with percentages based on 14,419,612 shares issued and outstanding.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
FMR Corp. (1)	1,568,785	10.9%
82 Devonshire Street
Boston, MA 02109

Grace Brothers, Ltd. (2)	1,419,849	9.8%
1560 Sherman Avenue
Evanston, Illinois 60201

Babson Capital Management LLC (3)	1,128,650	7.8%
One Memorial Drive
Cambridge, MA 02142

(1)	This information as to the beneficial ownership of shares of the Company’s Common Stock is based on the Schedule 13G/A (Amendment No. 1) dated February 14, 2005 filed with the SEC by FMR Corp. The amount shown includes: (a) 1,428,300 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its acting as investment advisor to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940. Fidelity Contrafund, one of the investment companies, owns 1,068,280 of such shares. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management & Research Company, and the Funds, each has sole dispositive power with respect to the shares owned by the Funds. Sole power to vote or direct the voting of these shares resides with the Funds’ Boards of Trustees. The amount shown also includes 140,485 shares held by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., which provides investment advisory services to individuals.

(2)	This information as to the beneficial ownership of shares of the Company’s Common Stock is based on the Schedule 13G/A (Amendment No. 2) dated January 3, 2005 filed with the SEC by Grace Brothers, Ltd., an Illinois limited partnership, Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”), its general partners. Grace Brothers, Ltd., Whitmore and Spurgeon share voting and dispositive power with respect to all of such shares. In addition, Whitmore has sole voting and dispositive power with respect to 1,200 shares.

(3)	This information as to the beneficial ownership of shares of the Company’s Common Stock is based on the Schedule 13G dated February 11, 2005 filed with the SEC by Babson Capital Management LLC. In its role as an investment advisor, Babson has the sole power to vote 1,118,950 of such shares, shared voting power with respect to 9,700 of such shares and sole dispositive power with respect to all 1,128,650 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of the Company’s Common Stock as of April 19, 2005 by (ii) each director and Named Executive Officer of the Company (see “EXECUTIVE COMPENSATION”), and (ii) all directors and executive officers of the Company as a group.

		Percent
	Number of Shares	Beneficially Owned
Name and Address of Beneficial Owner (1)	Beneficially Owned	(14)
Patricia C. Barron (2)	57,409	*

Anthony J. Cavanna (3)	23,000	*

Paula H. J. Cholmondeley (4)	17,065	*

Daniel W. Christman (5)	40,591	*

John D. Kavazanjian (6)	294,800	2.0%

Carl H. Rosner (7)	81,811	*

Ranjit C. Singh (8)	73,505	*

Peter F. Comerford (9)	34,211	*

Robert W. Fishback (10)	49,004	*

Nancy C. Naigle (11)	5,000	*

William A. Schmitz (12)	48,156	*

All directors and executive officers as a group (14 persons)(13)	751,628	5.0%

*	Less than 1%

(1)	Except as otherwise indicated, the stockholders named in this table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The information provided in this table is based upon information provided to the Company by such stockholders. The table reports beneficial ownership for the Company’s directors and executive officers in accordance with Rule 13d-3 under the Exchange Act. This means all Company securities over which directors and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures also include shares which may be acquired by exercise of stock options prior to June 18, 2005. The address of each of the directors and executive officers of the Company is c/o Ultralife Batteries, Inc., 2000 Technology Parkway, Newark, New York 14513.

(2)	Includes (i) 1,200 shares held jointly with Ms. Barron’s husband, and (ii) 42,409 shares subject to options that may be exercised by Ms. Barron.

(3)	Includes 20,000 shares subject to options that may be exercised by Mr. Cavanna.

(4)	Includes 15,000 shares subject to option that may be exercised by Ms. Cholmondeley.

(5)	Includes 38,091 shares subject to options that may be exercised by Mr. Christman.

(6)	Includes (i) 1,800 shares held by Mr. Kavazanjian’s wife, and (ii) 211,500 shares subject to options that may be exercised by Mr. Kavazanjian.

(7)	Includes 24,000 shares subject to options that may be exercised by Mr. Rosner.

(8)	Includes 71,505 shares subject to options that may be exercised by Mr. Singh.

(9)	Includes 27,671 shares subject to options that may be exercised by Mr. Comerford.

(10)	Includes 46,004 shares subject to options that may be exercised by Mr. Fishback.

(11)	Includes (i) 2,000 shares held jointly with Ms. Naigle’s husband, and (ii) 3,000 shares subject to options that may be exercised by Ms. Naigle.

(12)	Includes (i) 42,856 shares subject to options that may be exercised by Mr. Schmitz, and (ii) 300 shares held by Mr. Schmitz’ wife.

(13)	Includes 567,612 shares subject to options which may be exercised by the Company’s directors and executive officers.

(14)	Based on 14,419,612 shares issued and outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own greater-than-10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company during 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with, except as follows: all directors and officers (other than Mr. Kavazanjian) were granted options on December 31, 2004, and each Form 4 filing reflecting those option grants was filed three days late; Ms. Cholmondeley filed late with the SEC her initial report; Mr. Barrella, a former officer and director, filed late with the SEC one report disclosing one transaction; and Mr. Meek filed late with the SEC his initial report.

EXECUTIVE COMPENSATION

     The individuals named in the following tables include, as of December 31, 2004, the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus during 2004 exceeded $100,000 (“Named Executive Officers”).

     The following table sets forth information concerning the annual and long-term compensation of the Named Executive Officers for all services in all capacities to the Company and its subsidiary during 2004, 2003, the Transition Period and Fiscal 2002:

SUMMARY COMPENSATION TABLE

									All Other
			Annual Compensation			Long Term Compensation			Compensation (1)
					Other Annual
					Compensation($)	Restricted Stock	Underlying	LTIP
Name and Principal Position	Year		Salary($)	Bonus($)	(2)	Awards ($)	Options/SARs	Payouts($)
John D. Kavazanjian	2004		$289,734	$81,376	$20,494	0	50,000	0	$3,744,612
President and Chief Executive	2003		279,002	34,875	12,002	0	0	0	0
Officer	2002	(3)	139,501	0	10,953	0	3,000	0	0
	2002	(4)	289,387	5,000	23,347	0	6,000	0	0

William A. Schmitz	2004		$176,462	$38,950	$5,719	0	31,000	0	$458,585
Chief Operating Officer	2003		135,538	26,587	2,578	0	31,000	0	84,228
	2002	(3)	57,692	1,890	1,685	0	0	0	0
	2002	(4)	117,308	8,530	7,897	0	50,000	0	0

Robert W. Fishback	2004		$156,635	$30,312	$11,293	0	24,000	0	$131,859
Vice President of Finance and	2003		129,461	26,125	5,411	0	29,000	0	14,560
Chief Financial Officer	2002	(3)	58,500	0	1,372	0	0	0	0
	2002	(4)	122,000	2,000	9,145	0	10,000	0	0

Nancy C. Naigle	2004		$138,576	$45,600	$11,400	0	26,000	0	$441,787
Vice President of Sales	2003		126,000	34,940	4,901	0	26,000	0	0
and Marketing	2002	(3)	47,923	7,560	1,903	0	0	0	0
	2002	(4)	119,538	28,240	13,251	0	20,000	0	0

Peter F. Comerford	2004		$129,970	$24,750	$9,258	0	19,000	0	$46,323
Vice President of	2003		112,500	18,687	3,789	0	19,000	0	0
Administration and General	2002	(3)	56,250	0	816	0	0	0	0
Counsel	2002	(4)	103,500	2,000	7,563	0	10,000	0	0

	John D.	William A.	Robert W.	Nancy C.	Peter F.
	Kavazanjian	Schmitz	Fishback	Naigle	Comerford
Insurance
2004	$11,631	$4,049	$5,229	$5,538	$3,779
2003	12,002	2,578	5,411	4,901	3,789
2002(3)	10,953	1,685	1,372	1,903	816
2002(4)	9,286	5,790	6,465	11,645	6,565

Automobile
2004	$0	$0	$0	$0	$0
2003	0	0	0	0	0
2002(3)	0	0	0	0	0
2002(4)	8,500	0	0	0	0

401(k) Plan(5)
2004	$5,248	$1,670	$3,064	$2,862	$2,479
2003	0	0	0	0	0
2002(3)	0	0	0	0	0
2002(4)	5,561	2,108	2,680	1,606	998

     In 2004, the Company instituted a program where officers of the Company could take advantage of Company-paid financial planning services and tax preparation services offered by an outside provider up to a maximum amount of $3,000 and $750, respectively.

Financial Planning
2004	$3,000	$0	$3,000	$3,000	$3,000
2003	—	—	—	—	—
2002(3)	—	—	—	—	—
2002(4)	—	—	—	—	—

Tax Preparation
2004	$615	$0	$0	$0	$0
2003	—	—	—	—	—
2002(3)	—	—	—	—	—
2002(4)	—	—	—	—	—

(1)	In each case, the amount reported is the value realized upon the exercise of stock options.

(2)	The amounts reported in this column are categorized in the tables that follow the Summary Compensation Table.

(3)	For the Transition Period.

(4)	For Fiscal 2002.

(5)	Represents the Company’s matching grants to the employees’ 401(k) Plan accounts for 2004, 2003, the Transition Period and for Fiscal 2002.

     The following table sets forth information concerning options granted to the Named Executive Officers during 2004:

OPTION GRANTS IN 2004

					Potential Realizable Value at Assumed Annual
					Rates of Stock Price Appreciation
Individual Grants					for Option Term (1)
					5% Dollar	10% Dollar
	Shares	% (2)	Price (3)	Exp. Date	Gain (4)	Gain (4)
John D. Kavazanjian	26,576	5.5482	$15.05	12/7/2011	$162,827.47	$379,457.24
President and Chief	23,424	4.8902	$15.05	12/7/2011	$143,515.60	$334,452.38
Executive Officer

William A. Schmitz	1,500	0.3132	$21.28	3/31/2011	$12,994.65	$30,283.05
Chief Operating Officer	500	0.1044	$19.36	6/30/2011	$3,940.73	$9,183.58
	1,000	0.2088	$19.36	6/30/2011	$7,881.46	$18,367.16
	500	0.1044	$10.17	9/30/2011	$2,070.11	$4,824.23
	1,000	0.2088	$10.17	9/30/2011	$4,140.21	$9,648.45
	8,750	1.8267	$15.05	12/7/2011	$53,610.04	$124,934.18
	16,250	3.3925	$15.05	12/7/2011	$99,561.50	$232,020.63
	1,500	0.3132	$19.45	12/31/2011	$11,877.15	$27,678.82

Robert W. Fishback	1,000	0.2088	$21.28	3/31/2011	$8,663.10	$20,188.70
Vice President of Finance	1,000	0.2088	$19.36	6/30/2011	$881.46	$18,367.16
and Chief Financial Officer	1,000	0.2088	$10.17	9/30/2011	$4,140.21	$9,648.45
	3,556	0.7424	$15.05	12/7/2011	$21,787.12	$50,773.25
	16,444	3.4330	$15.05	12/7/2011	$100,750.11	$234,790.60
	666	0.1390	$19.45	12/31/2011	$5,273.46	$12,289.40
	334	0.0697	$19.45	12/31/2011	$2,644.65	$6,163.15

Nancy C. Naigle	1,500	0.3132	$21.28	3/31/2011	$12,994.65	$30,283.05
Vice President of	190	0.0397	$19.36	6/30/2011	$1,497.48	$3,489.76
Sales and Marketing	1,310	0.2735	$19.36	6/30/2011	$10,324.72	$24,060.98
	998	0.2084	$10.17	9/30/2011	$4,131.93	$9,629.16
	502	0.1048	$10.17	9/30/2011	$2,078.39	$4,843.52
	7,066	1.4752	$15.05	12/7/2011	$43,292.40	$100,889.71
	12,934	2.7002	$15.05	12/7/2011	$79,244.82	$184,674.14
	1,500	0.3132	$19.45	12/31/2011	$11,877.15	$27,678.82

Peter F. Comerford	1,000	0.2088	$21.28	3/31/2011	$8,663.10	$20,188.70
Vice President of	1,000	0.2088	$19.36	6/30/2011	$7,881.46	$18,367.16
Administration and	1,000	0.2088	$10.17	9/30/2011	$4,140.21	$9,648.45
General Counsel	827	0.1727	$15.05	12/7/2011	$5,066.91	$11,808.07
	14,173	2.9589	$15.05	12/7/2011	$86,836.01	$202,364.82
	333	0.0695	$19.45	12/31/2011	$2,636.73	$6,144.70
	667	0.1392	$19.45	12/31/2011	$5,281.37	$12,307.85

(1)	There is no assurance that the value realized by an employee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements that cannot be predicted accurately.

(2)	Options for a total of 562,000 shares were granted to employees.

(3)	Fair market value of Common Stock at date of grant.

(4)	Fair market value of Common Stock at end of actual option term assuming compounding at the stated rate, less the option price.

     The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of stock options during 2004 and the number and value at December 31, 2004 of unexercised options to purchase shares of Common Stock held by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN 2004
AND DECEMBER 31, 2004 OPTION VALUES

	Shares
	Acquired		Number of Unexercised	Value of Unexercised in the
	on	Value	Options/SARs at	Money Options/SARs at
	Exercise	Realized	December 31, 2004 (#)	December 31, 2004 ($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
John D. Kavazanjian	228,000	$3,744,612	313,000/30,000	$4,241,817/$132,000
President and Chief Executive Officer

William A. Schmitz	31,000	$458,585	40,693/76,000	$543,273/$793,475
Chief Operating Officer

Robert W. Fishback	13,000	$174,800	35,004/52,996	$463,758/$528,567
Vice President of Finance and Chief Financial Officer

Nancy C. Naigle	29,500	$441,787	5,500/62,000	$46,080/$626,700
Vice President of Sales and Marketing

Peter F. Comerford	10,000	$104,160	19,004/38,996	$231,358/$378,572
Vice President of Administration and General Counsel

(1)	Market value of Company’s Common Stock at December 31, 2004 ($19.45) minus the exercise price.

     The Compensation and Management Committee revised its policy effective January 1, 2004 for granting stock options to make it clear that only non-employee directors will receive seven-year stock options at the end of each calendar quarter to purchase 3,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant, and that executive officers will receive seven-year stock options at the end of each calendar quarter at an exercise price equal to the closing price of the Common Stock on the date of grant in the following amounts: William A. Schmitz and Nancy C. Naigle - 1,500 shares; Robert W. Fishback and Peter F. Comerford - 1,000 shares; and Julius M. Cirin, Patrick R. Hanna, Jr. and Philip M. Meek - 500 shares.

     The Company has no employee pension plans to which it makes contributions, except as described below under “401(k) Plan.”

EMPLOYMENT ARRANGEMENTS

     In connection with the hiring of Mr. Kavazanjian as the Company’s President and Chief Executive Officer effective July 12, 1999, the Company granted Mr. Kavazanjian an option to purchase 500,000 shares of Common Stock for $5.19 per share, exercisable until July 12, 2005. The option vested 50,000 shares at issue and 90,000 shares on July 12, 2000, 2001, 2002, 2003 and 2004. In September 2002, the Company entered into a new employment agreement with Mr. Kavazanjian pursuant to which the Company agrees to pay Mr. Kavazanjian a salary of $300,000 per annum. In addition, Mr. Kavazanjian shall have one year after the termination of his employment to exercise any vested but unexercised stock options. On February 1, 2005, both the Company and Mr. Kavazanjian had the option of terminating Mr. Kavazanjian’s employment agreement effective June 30, 2005. As neither party opted to terminate the employment agreement, pursuant to its terms, the employment agreement was renewed automatically for an additional year. The employment agreement will similarly renew each year, if the parties do not give notice of intent to terminate by February 1 of the year in which the agreement is intended to be terminated effective June 30.

     In September 2002, the Company entered into an employment agreement with Mr. Schmitz pursuant to which the Company agrees to pay Mr. Schmitz a salary of $125,000 per annum. Pursuant to that agreement, Mr. Schmitz shall have one year after the termination of his employment to exercise any vested but unexercised stock options. On February 1, 2005, both the Company and Mr. Schmitz had the option of terminating Mr. Schmitz’s employment agreement effective June 30, 2005. As neither party opted to terminate the employment agreement, pursuant to its terms, the employment agreement was renewed automatically for an additional year. The employment agreement will similarly renew each year if the parties do not give notice of intent to terminate by February 1 of the year in which the agreement is intended to be terminated effective June 30.

401(k) PLAN

     The Company established a profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the “401(k) Plan”), effective as of June 1, 1992. The 401(k) Plan was amended effective as of January 1, 1994. All employees in active service who have completed 1,000 hours of service or were participating in the 401(k) Plan as of January 1, 1994, not otherwise covered by a collective bargaining agreement (unless such agreement expressly provides that those employees are to be included in the 401(k) Plan), are eligible to participate in the 401(k) Plan. Eligible employees may direct that a portion of their compensation, up to a maximum amount determined in accordance with all IRS limitations, be withheld by the Company and contributed to their account under the 401(k) Plan.

     For 2004, the Board of Directors authorized a Company matching contribution up to a maximum of 2% of an employee’s salary (50% match of up to 4% of annual salary). The Company made or accrued contributions of $192,000 for Fiscal 2004.

     All 401(k) contributions are placed in a trust fund to be invested at the participant’s direction within the various funds made available under the 401(k) Plan. Amounts contributed to employee accounts by the Company or as compensation reduction payments, and any earnings or interest accrued on employee accounts, are not subject to federal income tax until distributed to the employee, and may not be withdrawn (absent financial hardship) until death, retirement or termination of employment.

REPORT OF COMPENSATION AND MANAGEMENT COMMITTEE
CONCERNING EXECUTIVE COMPENSATION

Overview

     The Company’s Compensation and Management Committee establishes and implements the Company’s executive compensation policy and makes decisions regarding specific levels of compensation for the Company’s executive management team. All three of our directors who sit on the committee are non-employee directors of Ultralife, as defined for certain SEC purposes, and are also independent in accordance with standards established for Nasdaq listed companies.

     The Company’s executive compensation program has been constructed to promote the growth of Company profitability and the corresponding enhancement of stockholder value. The Company seeks to provide executive compensation that will support the achievement of the Company’s financial goals while attracting and retaining talented executives and rewarding superior performance. The Company seeks to provide an overall level of compensation to the Company’s executives that is competitive within the Company’s industry and with other companies of comparable size and complexity. Compensation in any particular case may vary from the industry average on the basis of annual and long-term Company performance as well as individual performance. The committee will exercise its discretion to set compensation where, in its judgment, external, internal or individual circumstances warrant it.

     The committee will, on occasion, retain an outside compensation consultant to assist the committee in assessing the competitiveness of the Company’s overall executive compensation as well as to supplement the information otherwise available to the committee in making its compensation decisions. The committee did not retain any compensation consultant for purposes of setting 2004 compensation levels. Consistent with past years, the committee evaluated the adequacy of overall compensation as well as the sufficiency of each of the components of executive compensation.

     In general, the Company compensates its executive officers through a combination of salary, incentive bonus, stock option awards and certain employee benefits.

Salary

     Of the primary elements of executive compensation set forth above, salary is generally the least affected by the Company’s performance, although it very much depends on individual performance. Executive salaries for Fiscal 2002 were, however, adversely affected by the Company’s performance. Executives, at the recommendation of the committee and in a cooperative effort to conserve the Company’s cash resources, reduced their salaries initially by 20% during Fiscal 2002, which reduction was then followed by an across-the-board increase so that the Company’s executives were receiving at the end of 2003 90% of their then base salaries. During June of 2004, the committee, in recognition of enhanced Company financial performance, and in consultation with the Chief Executive Officer about his performance assessment of the Company’s executive officers, adjusted base salary levels upward from where they stood at the end of 2003, but still mandated that the executives receive actual payment of 90% of their new base salaries. The committee believes that the base salaries paid to its executives are competitive with industry norms. The salary levels and any increases in salary of all executive officers of the Company must be approved by the committee. Salary levels for executives are determined by progress made in the operational and functional areas for which the executives are responsible as well as the overall profitability of the Company.

     Executives’ salaries are reviewed periodically, but at least annually. The timing and amount of any salary increase to executives both depend upon (i) the performance of the individual and, (ii) to a lesser extent, the financial performance of the Company.

     In March 2005, the committee, effective January 1, 2005, abolished the requirement that the actual payment of salary to the Company’s executives equal 90% of their stated base salaries. The effect of this decision is that for 2005, all of the Company’s executives will receive 100% of their stated base salaries.

Incentive Bonus

     In addition to receiving salary, Company executives have been eligible to receive a quarterly cash bonus based upon the financial performance of the Company measured against budgeted targets. Each year, the Board approves budgeted financial targets for the end of each fiscal quarter and determines the manner in which executive bonus compensation will be calculated. For 2004, if the Company met the pre-established earnings targets at the end of each quarter, the executives would receive a bonus at the end of each quarter in an amount equal to the dollar amount that would have the effect of reinstating the executive’s base salary for that quarter to 100% of the executive’s base salary then in effect. If the Company exceeded those pre-established earnings targets, the executives would receive an additional bonus equal to either 5%, 10% or 15% of the executive’s base salary in effect for that quarter, depending on the amount by which the actual quarterly earnings exceeded the target earnings. In addition to bonuses based on pre-established earnings targets, executives were also eligible to receive discretionary bonuses based on individual performance.

     In March 2005, the committee, at the same time it abolished the 90% of base salary requirement, decided to eliminate the quarterly percentage bonus based on pre-established earnings targets. The committee has agreed to re-evaluate the Company’s bonus program and recommend a new bonus policy to the Board of Directors at a future meeting. Until a new policy is put into effect, the committee will not be authorizing any bonuses in 2005.

Stock Options

     Stock options are designed to provide long-term incentives and rewards, tied to the price of the Company’s Common Stock. Given the vagaries of the stock market, stock price performance and financial performance are not always consistent. Stock options provide executives with an opportunity to increase their ownership in the Company and share in any increase in the value of the Company’s Common Stock acquired on the exercise of the options. The committee believes that stock options, which provide value to the participants only when the Company’s stockholders benefit from stock price appreciation, are an appropriate complement to the Company’s overall compensation policies. Executive officers of the Company are eligible to receive option grants under the Company’s long-term incentive plan.

     The decision to award any additional stock options to an executive is based upon such considerations as the executive’s position with the Company and is designed to be competitive for individuals at that level. The committee administers the Company’s long-term incentive plan. Any options for more than 10,000 shares require approval of the full Board of Directors.

Employee Benefit Plans

     Executives of the Company are each entitled to participate in or receive benefits under any pension plan, profit-sharing plan, life insurance plan, health insurance plan or other employee benefit plan made available by the Company to its executives and employees. The Company also provides Mr. Kavazanjian with supplemental life insurance ($700,000 coverage in addition to $300,000 of basic coverage) and supplemental disability insurance. Currently, the Company provides medical insurance for its executive officers and has established the 401(k) Plan. All executive officers and employees are eligible to participate in the 401(k) Plan. In 2004, the Company made available to its executive officers certain financial planning and tax return preparation services, the cost of which would be borne by the Company. The Company agreed to fund up to $3,000 per executive for financial planning services and up to $750 per executive for tax return preparation services.

Chief Executive Officer

     Mr. Kavazanjian joined the Company in July 1999, and received non-statutory stock options for 500,000 shares as described earlier in this Proxy Statement. Mr. Kavazanjian exercised options for 225,000 of those shares in 2004 and executed a 10b5-1 trading plan in December 2004 pursuant to which he will exercise the balance of those options on or before July 12, 2005. The 2004 exercises generated income to him that was not deductible by the Company pursuant to Code Section 162(m). Mr.

Kavazanjian and the Company entered into a new employment agreement in September 2002, the principal terms of which are described earlier in this Proxy Statement. In reviewing the performance of the Chief Executive Officer, the committee considers the scope and complexity of his job during the past year, progress made in planning for the future development and growth and return on assets of the Company. As with other executives of the Company, Mr. Kavazanjian received 90% of his base salary and was entitled to receive bonus compensation during 2004 on the same terms as other executives, except that in the event the Company exceeded the pre-established quarterly earnings targets, Mr. Kavazanjian’s bonus would be calculated upon 10%, 20% and 30% of his base salary. Based on this bonus approach, Mr. Kavazanjian received an overall bonus of $62,001 for 2004 performance. In addition, Mr. Kavazanjian received two new options for an aggregate 50,000 shares on December 7, 2004, which options have seven-year terms and exercise prices of $15.05 per share. The 26,576 share option was designated an incentive stock option and vested immediately with respect to 6,644 shares on the grant date and vests with respect to the same number of shares on each of the next three anniversaries of the grant date. The 23,424 share option is a non-statutory option which vested immediately with respect to 13,356 shares on the grant date and vests with respect to 3,356 shares on each of the next three anniversaries of the grant date. By action taken in March 2005 with respect to all of the Company’s executives, Mr. Kavazanjian, effective January 1, 2005, began receiving payment of 100% of his stated base salary.

Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the amount of compensation the Company can deduct in any year with respect to each of its five highest compensated executives. Certain compensation that qualifies as “performance-based compensation” is not subject to the Section 162(m) limitation. The Company’s compensatory arrangements typically do not trigger any Section 162(m) concerns. However, during 2004, and during 2005, Mr. Kavazanjian has exercised or will exercise certain non-statutory stock options which generated or will generate compensation to him greater than $1,000,000 which, under Code Section 162(m), did not qualify as performance-based compensation, and would therefore limit the Company’s ability to deduct amounts greater than $1,000,000.

     The committee intends to structure its executive compensation and all of its various non-salary components in a way that they will qualify as performance-based compensation pursuant to Section 162(m). Certain unanticipated events, however, could result in a disallowance of compensation deductions. In addition, the committee may, when it deems it to be in the Company’s best interests, provide for executive compensation that is not deductible pursuant to Section 162(m).

Compensation and Management Committee

Daniel W. Christman, Chair
Patricia C. Barron
Anthony J. Cavanna

PERFORMANCE GRAPH

     The following graph compares the cumulative return to holders of the Company’s Common Stock for the period commencing June 30, 1999 through the end of 2004 with the NASDAQ U.S. Index and the NASDAQ Electronic Components Index for the same period. The comparison assumes $100 was invested on June 30, 1999 in the Company’s Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during the comparison period. As stated earlier, in December 2002 the Company changed its fiscal year end from June 30 to December 31. Accordingly, the data shown at December 31, 2002 reflects the Transition Period.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The duties and responsibilities of the Audit and Finance Committee are set forth in our Audit and Finance Committee Charter, a copy of which is attached hereto as Appendix A. Among other things, the Audit and Finance Committee recommends to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, approves the Company’s quarterly filings on Form 10-Q and selects the independent registered public accounting firm to audit our books and records.

     The Audit and Finance Committee has:

•	Reviewed and discussed our audited financial statements for 2004 with our management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm for 2004;

•	Discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) (as modified by SAS 90); and

•	Received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence.

     Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2004 for filing with the SEC.

Audit and Finance Committee

Anthony J. Cavanna, Chair
Paula H. J. Cholmondeley
Carl H. Rosner
Ranjit C. Singh

PROPOSAL 2
RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP, independent registered public accountants, served as the independent registered public accounting firm of the Company in connection with the audit of the Company’s financial statements for 2003 and 2004.

     Our Audit and Finance Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005. This selection will be presented to the stockholders for their ratification at the Meeting. The Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the stockholders do not ratify this selection, the Audit and Finance Committee will reconsider its choice.

     The Company has been advised by PricewaterhouseCoopers LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he or she should so desire.

Principal Accountant Fees and Services

     Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for 2003 and for 2004 were:

	2003	2004
Audit	$120,000	$158,000
Audit Related	—	$329,000
Tax	$36,000	$43,000
All Other	—	$11,000

Total	$156,000	$541,000

     Audit Fees for 2003 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

     Audit Related Fees for 2004 were for consulting and opinion relating to a 10-Q/A filing and accounting consultations and audits in connection with internal control reviews. The most significant portion of these fees related to Sarbanes-Oxley Section 404, internal control matters.

     Tax Fees for 2003 and 2004, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

     All Other Fees for 2004 were for S-8 review and related consents and access to web-based research.

     Our Audit and Finance Committee has not adopted pre-approval policies and procedures for audit and non-audit services. Accordingly, this Proxy Statement does not include disclosure regarding pre-approval policies and procedures and related information. The engagement of PricewaterhouseCoopers LLP for non-audit accounting and tax services is limited to circumstances where those services are considered integral to the audit services that it provides or where there is another compelling rationale for using PricewaterhouseCoopers LLP. All audit, audit-related and permitted non-audit services for which PricewaterhouseCoopers LLP was engaged were approved in advance by our Audit and Finance Committee in compliance with applicable SEC requirements.

OTHER MATTERS

     The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, stockholder proposals intended for inclusion in the Proxy Statement for our 2006 Annual Meeting of Stockholders must be submitted in writing to the Company to our Corporate Secretary at 2000 Technology Parkway, Newark, New York 14513, and must be received by the Company by January 23, 2006.

     Any stockholder proposal submitted for consideration at the Company’s 2006 Annual Meeting of Stockholders but not submitted for inclusion in the Proxy Statement for that meeting that is received by the Company after March 19, 2006 will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and the proponent of any such proposal does not issue its own proxy statement.

     The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, is included in the Annual Report to Stockholders which accompanies this Proxy Statement.

May 3, 2005	By Order of the Board of Directors

Ranjit C. Singh
Chairman of the Board of Directors

APPENDIX A

Audit and Finance Committee Charter

Amended April 26, 2005

Ultralife Batteries, Inc.

Audit and Finance Committee

Charter

I.	Purpose

     The primary function of the Audit and Finance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing and discussing: (a) the consolidated financial information of Ultralife Batteries, Inc. and its subsidiaries (the “Company”) which will be provided to stockholders and others, (b) adequacy of the systems of internal controls regarding finance, accounting, legal compliance and ethics guidelines that management and the Board have established, (c) and the Company’s auditing, accounting and financial reporting processes. Consistent with this function, the Committee should encourage management to engage in continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

     Generally, the Committee’s primary duties and responsibilities are to: (a) serve as an independent and objective party to monitor the Company’s financial reporting processes and internal control systems, (b) review and appraise the audit results of any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (the “Independent Auditor”) and its internal accounting staff, (c) retain and, if appropriate, discharge the Independent Auditor, (d) review and monitor areas of risk that could have a material impact on the Company, and (e) provide an open avenue of communication among the independent accountants, financial and senior management, and the Board.

II.	Composition

     The Committee shall be comprised of three or more directors as determined from time to time by the Board, each of whom shall be independent as determined by the Board in accordance with the applicable rules of Nasdaq, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act.

     All members of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Committee has, and will continue to have, at least one member who has accounting or related financial management expertise, and who shall be an “audit committee financial expert” as defined by the SEC. In carrying out their Committee responsibilities, members of the Committee are not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the Independent Auditor’s work. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

     The members of the Committee shall be appointed by the Board at the Company’s Annual Meeting of the Board or until their successors shall be duly elected and qualified. The members of the Committee may be removed by the Board at any time. The Committee will be chaired by an Independent Director appointed by the Board.

III.	Duties and Responsibilities.

     Responsibility for the Company’s financial statements rests primarily with management and the Independent Auditor, and both the internal auditor of the Company and the Independent Auditor are responsible for conducting audits. Nonetheless, the Committee shall have the following authority and responsibilities:

Independent Auditor

     Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor with the understanding that the Independent Auditor must report directly to the Committee. The Committee shall make it clear to the Independent Auditor that the Independent Auditor is ultimately accountable to the Committee as the representative of the Company’s stockholders.

     Scope of Service. The Committee shall meet with the Independent Auditor and financial management of the Company to understand the scope and associated fees of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof discuss any comments or recommendations of the Independent Auditors.

     Evaluation. The Committee shall, no less than annually (including at the time it appoints the Independent Auditor), evaluate the Independent Auditor’s qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner of the Independent Auditor firm. In making its evaluation, the Committee shall take into account the opinions of management and the Company’s internal auditor. The Committee shall report its findings to the Board.

     Annual Report on Quality Control and Independence. The Committee shall receive and review, at least annually, a report from the Independent Auditor relating to the Independent Auditor’s independence and quality of the Independent Auditor’s internal controls. The report shall describe (a) the Independent Auditor’s internal quality-control procedures, (b) any material issues raised by the most recent peer review or internal quality-control review of the Independent Auditor, (c) any material issues raised by any governmental or professional authority and any inquiry or investigation, within the preceding five years, regarding any independent audit carried out by the Independent Auditor, and (d) any steps taken to deal with any issues raised in connection with clauses (b) and (c) above. In addition, to assist the Committee in assessing the independence of the Independent Auditor, the report shall describe all relationships between the Independent Auditor and the Company (including any significant fees for any anticipated non-audit services.

     Independent Auditor Plan. The Committee shall review with the Independent Auditor and management the plan and scope of the Independent Auditor’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and the Independent Auditor’s compensation. The Committee shall also pre-approve audit, non-audit, and any other services to be provided by the Independent Auditor in accordance with such policies as may, from time to time, be adopted by the Committee. The Committee may (a) pre-approve audit and non-audit services based on policies and procedures adopted by the Committee, provided that: (i) the policies and procedures are detailed as to the particular service, (ii) the Committee is informed of each service on a timely basis, (iii) such policies and procedures do not include delegation of the Committee’s responsibilities to management, and (iv) such policies and procedures are disclosed in the Company’s Annual Report; and/or (v) delegate to one or more of its members the authority to approve in advance all audit or non-audit services to be provided by the Independent Auditor so long as decisions made by such member are presented to the full Committee at the immediately subsequent scheduled meeting. Notwithstanding the foregoing, pre-approval is not necessary for de minimis non-audit services if: (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its auditors during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

     Audit Reports and Reviews. The Committee shall, in consultation with management and the Independent Auditor, review the results of the annual financial audit and limited quarterly reviews of the Company’s financial statements, significant findings thereof, and any other matters required to be communicated by the Independent Auditor under general accepted auditing standards, including, if applicable, the Independent Auditor’s summary of any significant accounting, auditing and internal control issues, along with questions, comments and recommendations and management’s corrective action plans, if applicable (i.e., the management or internal control letter).

     In conjunction with its annual audit and its limited quarterly reviews of the Company’s financial statements, the Independent Auditor will review with the Committee any problems or difficulties the Independent Auditor encountered in the course of its work, including any restrictions on the scope of the Independent Auditor’s activities, its access to information, or any significant disagreements with management and management’s responses to such matters. Management shall notify the Committee when it seeks a second opinion on a significant accounting issue, the Committee shall be responsible for the resolution of any disagreements between management and the Independent Auditor regarding financial reporting.

Financial Statements

     The Committee shall review with management the consolidated financial statements contained in the Form 10-K and annual report to stockholders, quarterly financial statements on Form 10-Q, including MD&A disclosures, to determine that management is satisfied with the disclosure and content of the financial statements to be presented to the Company’s stockholders.

     Scope of Review. In reviewing the Company’s Form 10-K and 10-Q, the Committee shall review with management and the Independent Auditor:

•	the certifications required to be made by management in relation to the filings, including those which relate to any significant deficiencies or weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s system of internal control;

•	major issues regarding the presentation of, and the clarity of the disclosure in, the Company’s financial statements;

•	major issues regarding the Company’s accounting principles, including (i) significant changes in the Company’s selection or application of its accounting principles, (ii) material questions of choice with respect to the appropriate accounting principles and practices used and to be used in the preparation of the Company’s financial statements, including judgments about the quality, not just acceptability, of accounting principles, and (iii) the reasonableness of those significant judgments;

•	significant regulatory and accounting initiatives, including material changes in, or adoptions of, accounting principles and disclosure practices and standards;

•	the effect of off-balance sheet structures on the Company’s financial statements;

•	any analyses prepared by management or the Independent Auditor regarding the foregoing matters; and

•	other communications regarding the results of the Independent Auditor’s audit or review, including any other matters required to be communicated to the Committee by the Independent Auditor under generally accepted auditing standards.

Earnings Releases and Guidance

     The Committee shall discuss and review earnings press releases and financial information with management, as well as earnings guidance provided to analysts and rating agencies. In connection with this discussion and review, the Committee shall address the appropriate use of “pro forma” and “adjusted non-GAAP” information and relevant reconciliations of such non-GAAP information to GAAP financial presentation.

Internal Controls

     The Committee shall discuss with the Company’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. The Committee shall also discuss with the Independent Auditors any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit. The Committee must establish procedures for the (i) receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Further, the Committee periodically should review Company policy statements to determine their adherence to an appropriate code of conduct.

Internal Audit

     The Committee shall review the internal audit function through an indirect reporting relationship, including its competence and objectivity, and proposed audit plans for the coming year. The Committee shall review and approve, at least annually, an Internal Audit Plan. The Committee shall review and approve changes in the compensation of the head of the Company’s internal audit function as recommended by the Company’s management. The Committee shall also receive regular reports at least quarterly from the internal auditor regarding the results of the internal audits. The Committee shall also discuss with the internal auditor, at least annually, the responsibilities, budget, and staffing of the Company’s internal audit function.

IV.	Committee Operations

     Meeting Schedule. The Committee shall approve its schedule of meetings and shall meet at least four times per year. The Committee may also hold additional meetings at the direction of the Committee Chairman or at the request of any other Committee members. The Committee may meet in person or by telephone conference call, and may act by unanimous written consent.

     Agenda and Materials. The Committee Chairman shall approve the agenda for the Committee’s meeting, and any member may suggest items for the Committee’s consideration. Briefing materials shall be provided to the Committee as far in advance of a meeting as practicable.

     Attendance at Meetings. The Committee, at the discretion of the Committee Chairman, may invite members of management to attend the Committee’s meetings. All outside directors who are not Committee members shall be invited to attend Committee meetings, provided that: (i) the Committee shall meet without such other Directors during executive session, (ii) the Committee Chairman may ask non-Committee members to leave the meeting at any time, and (iii) such non-Committee members may not vote on any actions considered by the Committee.

     Executive Sessions. The Committee shall hold an executive session at each regularly scheduled meeting. During the executive sessions, no non-Committee members shall be present. As part of these executive sessions, the Committee may, at its discetion, meet separately and privately with each of the following: (i) management, (ii) the internal auditor, and (iii) representatives of the Independent Auditor.

     Voting. A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

     Reporting to the Board. At the Board of Directors meeting following each Committee meeting, the Committee Chairman (or the Chairman’s designee) shall report to the full Board on the Committee’s actions and recommendations. Among other things, these reports shall address any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor, and the performance of the internal audit function.

V.	Committee Resources

     To assist the Committee in fulfilling its responsibilities (i) each Committee member shall have full access to any member of management, the internal auditor, and the Independent Auditor, and (ii) the Committee may retain independent consultants, counsel, and other advisors as it determines necessary to carry out its duties. The Committee will have sole authority and responsibility for hiring, approving the fees and retention terms for, and terminating the services of, such advisors.

     The Company will provide appropriate funding, as determined by the Committee, for payment of the fees of the Independent Auditor, the administrative expenses of the Committee, and any advisors that the Committee may employ in carrying out its duties.

VI.	Performance Evaluation

     The Committee shall conduct an evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness. As part of this evaluation, the Committee shall also review the Committee’s charter. The Committee shall, as appropriate, make recommendations to management, the Governance Committee, or the full Board as a result of its performance evaluation and review of its charter.

PROXY

ULTRALIFE BATTERIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON JUNE 9, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints each of John D. Kavazanjian and Peter F. Comerford as the undersigned’s proxy, with full power of substitution, to vote all of the undersigned’s shares of Common Stock in Ultralife Batteries, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held on June 9, 2005 at 10:30 A.M. local time, at the offices of the Company, 2000 Technology Parkway, Newark, New York 14513, or at any adjournment, on the matters described in the Notice of Annual Meeting and Proxy Statement and upon such other business as may properly come before such meeting or any adjournments thereof, hereby revoking any proxies heretofore given.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

1. Election of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Patricia C. Barron Anthony J. Cavanna
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Paula H. J. Cholmondeley Daniel W. Christman
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	John D. Kavazanjian Carl H. Rosner Ranjit C. Singh

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold as shown here:

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournments thereof.

The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated May 3, 2005, describing more fully the proposals set forth herein.

Each properly executed proxy will be voted in accordance with specifications made hereon. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the named nominees for directors and, unless otherwise specified, FOR the other proposal listed herein and described in the accompanying Proxy Statement.

I plan to attend the Meeting in person☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ULTRALIFE BATTERIES, INC.

June 9, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.